Exhibit 10.7

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO ELEVATION ONCOLOGY, INC. IF PUBLICLY DISCLOSED.

COMMERCIAL LICENSE AGREEMENT

ENTERED INTO WITH

Merrimack Pharmaceuticals, Inc.

CONFIDENTIAL

This Commercial License Agreement (the “Agreement”) is made effective on June 6, 2008 (the “Effective Date”),

by and between

Selexis SA, 18 ch. des Aulx, 1228 Plan-les-Ouates, Geneva, Switzerland SA (“Selexis”)

and

Merrimack Pharmaceuticals, Inc., One Kendall Square, Building 700, 2nd Fl, Cambridge, MA, 02139 (“Merrimack”).

BACKGROUND

Whereas, Merrimack is a biopharmaceutical company engaged in the research, development, manufacturing and sale of biopharmaceutical products; and

Whereas, Selexis is a biotechnology company engaged in the development and sale of recombinant cell lines based on proprietary technology (“Selexis Technology”, as defined further below); and

Whereas, Selexis is the owner of certain proprietary and confidential information and know-how (“Selexis Know-How”, as defined further below), and intellectual property (“Selexis Patent Rights”, as defined further below); and

Whereas, Selexis is willing to grant Merrimack, and Merrimack is willing to receive from Selexis, Selexis Know-How and Selexis Patent Rights and licenses thereto related to the Selexis Technology, on the terms and conditions set forth herein.

CONFIDENTIAL

AGREEMENT

Now, therefore, the Parties, intending to be legally bound hereby, do hereby agree as follows:

1.            Definitions

The following capitalized terms, whether used in the singular or the plural, shall have the following meanings as used in this Agreement, unless otherwise specifically indicated:

1.1	“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Party specified. For the purposes of this definition, “control” shall mean the possession, direct or indirect, of the power to cause the direction of the management and policies of a Person, whether through ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise. A Person shall only be considered an Affiliate for so long as such control exists.

1.2	“Agreement” shall mean as defined on Page 2, 1st paragraph.

1.3	“Calendar Quarter” shall mean for each Calendar Year, each of the three month periods ending March 31, June 30, September 30 and December 31.

1.4	“Calendar Year” shall mean the period commencing on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.5	“Cell Line” shall mean a mammalian cell line that is developed using the Selexis Technology.

1.6	“Clinical Trials” shall mean human studies designed to measure the safety and/or efficacy of the Product. Clinical Trials include Phase I Clinical Trials, Phase II Clinical Trials, and Phase Ill Clinical Trials.

1.7	“Collaboration Partner” shall mean a Third Party with which Merrimack collaborates on the development of the production process and/or commercialization of a Product or to which Merrimack has granted a license for the development of the production process and/or commercialization of a Product.

CONFIDENTIAL

1.8	“Combination Product” shall mean a therapeutic composed of at least two components in which at least one component of the therapeutic is a Product and the other component is any other active ingredient, device or component.

1.9	“Combination Product Adjustment” shall mean the following:

1.9.1	If, on a country-by-country basis, the Product is sold as part of a Combination Product, in addition to being sold separately and the other component(s) are also sold separately, then the Net Sales for such Combination Product will be adjusted by multiplying actual Net Sales of such Combination Product by the fraction A/B where A is the average invoice price of the Licensed Product, when sold separately, and B is the sum of the average invoice price of any other active ingredient(s), device(s), or component(s) in the Combination Product, when sold separately.

1.9.2	If, on a country-by-country basis, any of the Product or any of the other active ingredient(s), device(s) or component(s) of the Combination Product is not sold separately, Net Sales for such Combination Product shall be determined by the Parties in good faith based on the proportional value added to the Product by such Licensed Product and such other active ingredient(s), device(s) and other component(s).

In the event of any dispute between the Parties regarding the determination of any Combination Product Adjustment, such dispute shall be resolved in accordance with Sections 9.4 and 9.8 of this Agreement; provided that, in any arbitration of such dispute pursuant to Section 9.8, the arbitrator designated to conduct the arbitration shall be a person with business expertise in the commercialization of pharmaceutical products.

1.10	“Commercial License” shall mean as defined in Section 2.1.

1.11	“Confidential Information” shall mean, subject to Section 8.2, information of one Party communicated to the other Party that, if written, is marked “confidential” by the providing Party or, if oral, is reduced to writing and marked “confidential” by the providing Party, and delivered to the receiving Party, within [*] days of the oral disclosure, under, or as a result of or in connection with, this Agreement.

CONFIDENTIAL

1.12	“Contract Manufacturing Organization” shall mean an entity at least fifty percent (50%) of the business of which is directed toward the commercial production of recombinant proteins pursuant to contract manufacturing and supply agreements.

1.13	“Contractor” shall mean a Third Party contractor who: (i) develops the production process for Products or (ii) manufactures and supplies Products by using such production process.

1.14	“Default” shall mean as defined in Section 7.2.

1.15	“Defaulting Party” shall mean as defined in Section 7 .2.

1.16	“Effective Date” shall have the meaning as given on Page 2, 1st paragraph.

1.17	“FDA” shall mean the United States Food and Drug Administration, or any successor agency.

1.18	“First Commercial Sale” shall mean, with respect to any Product in any country, the first sale of such Product for use or consumption by the general public in such country after Regulatory Approval as well as Pricing and Reimbursement Approval for such Product has been obtained in such country. For the avoidance of doubt, sales prior to receipt of all Regulatory Approvals and Pricing and Reimbursement Approvals necessary to commence regular commercial sales, such as so-called “treatment IND sales”, “named patient sales” and “compassionate use sales”, shall not be construed as a First Commercial Sale.

1.19	“Force Majeure” shall mean any occurrence beyond the reasonable control of a Party that prevents or, substantially interferes with the performance by the Party of any of its obligations hereunder.

1.20	“Merrimack” shall mean as defined on Page 2, 1st paragraph.

1.21	“IND” shall mean an Investigational New Drug Application for the Product filed with the FDA pursuant to 21 C.F.R. Part 312, or any comparable filing made with a Regulatory Authority in another country (including the submission to a competent authority of a request for an authorisation concerning a clinical trial, as envisaged in Article 9, paragraph 2, of European Directive 2001/20/EC).

CONFIDENTIAL

1.22	“Invention” shall mean any invention, idea, innovation, enhancement, improvement or feature, whether or not patentable or registrable, together with any intellectual property rights relating thereto (including without limitation Patent Rights and rights in confidentiality and proprietary information).

1.23	“Know-How” shall mean information in whatever form, including in any electronic, tangible or intangible medium, and includes information and materials relating to Inventions and other know-how, trade secrets, data (including amongst other things all data from pre-clinical and clinical studies and other studies intended for regulatory submission), results, formulae, DNA and amino acid sequence information and developments.

1.24	“Licensed Field of Use” shall mean the development, manufacture and sale of Products for any field of use.

1.25	“Licensed Products” shall mean any pharmaceutical preparation containing Selexis Materials, produced using any Cell Line or covered by Valid Claims.

1.26	“Losses” shall mean Losses as defined in Section 6.1 .

1.27	“Net Sales” shall mean the amount collected by Merrimack, its Affiliates and/or its sublicensees on account of sales of Product to Third Parties in the Territory, less the following deductions:

1.27.1	sales and excise taxes and duties paid or allowed by the selling party and any other governmental charges imposed upon the production, importation, use or sale of the Products;

1.27.2	customary trade, quantity and cash discounts allowed on Products;

CONFIDENTIAL

1.27.3	compulsory government discounts and rebates and discounts and rebates actually granted, paid or credited to any governmental agency or any third party payor, administrator or contractee,

1.27.4	refunds, chargebacks and any other allowances or credits to customers on account of rejection or return of Product or on account of retroactive price reductions affecting the Product;

1.27.5	freight and insurance costs, if they are included in the selling price for the product invoiced to Third Parties, provided always that such deduction shall not be greater than the balance between the selling price actually invoiced to the Third Party and the standard selling price which would have been charged to such Third Party for such Product exclusive of freight and insurance in the respective country or in a comparable country; and

1.27.6	fees paid to wholesalers in consideration for inventory management agreements relating to the Product.

1.27.7	In the event that Products are sold in any country in the form of a Combination Product containing one or more other therapeutically active ingredient(s), device(s), or component(s) the Net Sales for any such product shall be computed pursuant to the Combination Product Adjustment.

1.28	“Non-Defaulting Party” shall have the meaning as given in Section 7.2.

1.29	“Notice of Default” shall have the meaning as given in Section 7.2.

1.30	“Party” shall mean Selexis or Merrimack, as the case may be; and “Parties” shall mean Selexis and Merrimack, collectively.

1.31	“Patent Rights” shall mean any and all of the following: (i) patent applications (including provisional patent applications) and patents (including the inventor’s certificates); (ii) any substitution, extension (including patent term extensions and supplementary protection certificate), registration, confirmation, reissue, continuation, divisional, continuation-in-part, re-examination, renewal, patent of addition or the like thereof or thereto; (iii) any foreign counterparts of any of the foregoing; and (iv) any utility model applications and utility models (whether or not corresponding to any of the foregoing).

CONFIDENTIAL

1.32	“Person” shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an unincorporated organization, or any other entity, or a government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

1.33	“Phase I Clinical Trial” shall mean a clinical trial conducted in humans which is principally intended to obtain data on the safety, tolerability, pharmacokinetic or pharmacodynamic properties of a product. Phase I shall be deemed to have commenced when the first patient in the study has been treated. Phase I shall be deemed to have completed when the last patient has completed his or her treatment being investigated by that clinical trial as described in its protocol, the database is locked, and data from all patients, according to protocol, has been analyzed for the primary endpoint.

1.34	“Phase II Clinical Trial” shall mean a clinical trial conducted in humans in which the primary objective is a preliminary determination of therapeutic efficiency and/or to find an optimal dose range in patients with the disease target being studied. Phase II shall be deemed to have commenced when the first patient in the study has been treated. Phase II shall be deemed to have completed when the last patient has completed his or her treatment being investigated by that clinical trial as described in its protocol, the database is locked, and data from all patients, according to protocol, has been analyzed for the primary endpoint.

1.35	“Phase III Clinical Trial” shall mean a clinical trial conducted in humans in which the primary objective is a determination of therapeutic efficiency in patients with the disease target being studied. Phase III shall be deemed to have commenced when the first patient in the study has been treated. Phase III shall be deemed to have completed when the last patient has completed his or her treatment being investigated by that clinical trial as described in its protocol, the database is locked, and data from all patients, according to protocol, has been analyzed for the primary endpoint.

CONFIDENTIAL

1.36	“Pricing and Reimbursement Approval” shall mean any approvals, licences, registrations or authorisations of any supranational, national, regional, state or local Regulatory Authority or other regulatory agency, department, bureau or governmental entity, necessary to determine or set the pricing of a Product, and/or its reimbursement level by the relevant health authorities, providers or other funding institutions, at supranational, national, regional, state or local level.

1.37	“Product” shall mean any pharmaceutical preparation in final form containing any Licensed Products for sale by prescription, over-the-counter or any other method, in any dosage form, formulation, presentation, line extension or package configurations, including such Product in development where the context so requires in this Agreement.

1.38	“Regulatory Approval” shall mean any approvals, licences, registrations or authorisations of any supranational, national, regional, state or local Regulatory Authority or other regulatory agency, department, bureau or governmental entity, necessary for the manufacture, marketing or sale of the Product or conduct of clinical trials in a regulatory jurisdiction, excluding Pricing and Reimbursement Approval.

1.39	“Regulatory Authority” shall mean (i) the FDA or (ii) any and all governmental or supranational agencies, ministries, authorities or other bodies with similar regulatory authority with respect to approval or registration of pharmaceutical or biologic products in any other jurisdiction anywhere in the world.

1.40	“Royalty Term” means with respect to each Product sold in a particular country, the period beginning on the date of First Commercial Sale in such country and terminating on the expiration of the last-to-expire or lapse of any Valid Claims covering the Product in such country.

1.41	“Selexis” shall have the meaning as given on Page 2, 1st paragraph.

1.42	“Selexis Know-How’’ shall mean Selexis’ Confidential Information and Know-How relating to the construction and development of recombinant cell lines for the manufacture of biopharmaceutical products and existing as of the Effective Date or obtained thereafter during the term of this Agreement.

CONFIDENTIAL

1.43	“Selexis Materials” shall mean the materials provided by Selexis to Merrimack under this Agreement and all modifications and improvements thereof made by Selexis during the term hereof.

1.44	“Selexis Patent Rights” shall mean Patent Rights that: (i) are owned or controlled by Selexis or any of its Affiliates, (ii) which cover Selexis Know-How, Selexis Materials or any Cell Line or are necessary or useful for the use of Selexis Know-How, the use of Selexis Materials or the use, construction or development of any Cell Line, and (iii) are existing as of the Effective Date or obtained thereafter during the term of this Agreement. Without limiting the definition set forth in this Section 1.44 the Selexis Patent Rights as of the Effective Date are listed in Exhibit 1 hereto.

1.45	“Selexis Technology’’ shall mean the Selexis Patent Rights, Selexis Know-How and Selexis Materials.

1.46	“Taxes” shall mean all excises, taxes and duties, including without limitation VAT.

1.47	“Term” shall mean as defined in Section 7.1.

1.48	“Territory” shall mean the entire world.

1.49	“Third Party” shall mean a Person other than Selexis, Merrimack or an Affiliate of Selexis or Merrimack.

1.50	“Valid Claim” shall mean any issued or granted claim of the Selexis Patent Rights that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, that is unappealable or remains unappealed at the end of the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

1.51	“VAT” shall mean value added tax and any other similar turnover, sales or purchase tax or duty levied by any jurisdiction, whether central, regional or local.

CONFIDENTIAL

2.            Commercial Licenses

2.1	Commercial Licenses. Selexis hereby grants to Merrimack and its Affiliates a non-exclusive license (“Commercial License”) in the Territory, with the limited right to sublicense as per clause 2.2 hereafter, under the Selexis Technology, subject to the terms and conditions of the Agreement, to use Cell Lines for the manufacture of Products in the Licensed Field of Use and to develop, make, have made, use, offer for sale, sell, import and otherwise exploit Products, including the use of Products in research and Clinical Trials.

2.2	Sublicenses. Merrimack may grant sublicenses under the foregoing Commercial License and transfer the Cell Lines and Selexis Know-How only to Contractor(s) and/or Collaboration Partner(s) and only with respect to of the development, manufacture, use, offer for sale, sale, importation and/or other exploitation of Products in the Licensed Field of Use. In any event, Merrimack is fully liable and responsible for any breach of any of its obligations hereunder committed by an Affiliate, a Collaboration Partner or Contractor, a consultant or agent to whom the Cell Line and the Selexis Technology or parts thereof are made available under any such sublicense.

2.3	Transfer of Selexis Materials. Merrimack and its Affiliates shall not transfer the Selexis Materials to any Third Party, except to Contractors or Collaboration Partners and in such case solely in connection with a sublicense under the Commercial License or for the development, manufacture, use, offer for sale, sale, importation and/or other exploitation of Products in the Licensed Field of Use.

2.4	Merrimack is fully liable and responsible for any breach of any of its obligations hereunder committed by an Affiliate, Contractor, Collaboration Partner, consultant or agent to whom a Licensed Cell Line, Selexis Materials or Selexis Technology was made available by Merrimack.

2.5	All rights and licenses granted under this Agreement by Selexis to Merrimack are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, as amended from time to time (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Merrimack shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of a bankruptcy of Selexis.

CONFIDENTIAL

3.            Consideration

3.1	Payments.

3.1.1	Commercial License Exercise Payment. Within ten (10) business days after the Effective Date, Merrimack shall pay Selexis the sum of fifty thousand Euros (€ 50,000).

3.1.2	Commercial License Milestone Payments. As consideration for the rights and licenses granted by Selexis to Merrimack under this Agreement, Merrimack shall make the following milestone payments to Selexis with respect to the first occurrence of such milestone events for each Licensed Product (except that the milestone payment set forth in Section 3.1.2(a) shall not be payable with respect to the first Licensed Product):

(a)	upon [*] produced using the Selexis Technology: [*] Euros (€ [*]);

(b)	upon [*] produced using the Selexis Technology: [*] Euros (€ [*]);

(c)	upon [*] produced using the Selexis Technology: [*] Euros (€ [*]);

(d)	upon [*] produced using the Selexis Technology: [*] Euros (€ [*]).

3.1.3	Commercial License Royalty Payments: In addition to the milestone payments set forth in Sections 3.1.1 and 3.1.2, during the Royalty Term Merrimack shall pay Selexis on a Product-by-Product and country-by-country basis a minimum Calendar Year royalty equal to the greater of (a) [*] Euros (€ [*]) (provided that such amount shall be pro rated for any partial Calendar Year during the Royalty Term) or (b) [*] percent ([*] %) of Net Sales of such Product sold in such country. In the case where royalties are due in respect of the sale of Product directly by Merrimack, such royalties shall be paid for each [*] within [*] ([*]) days of the end of that [*]. Where royalties are due in respect of the sale of Licensed Product by a sub-licensee of Merrimack, payment shall be made within [*] ([*]) days of the end of that [*]. For the avoidance of doubt no royalty payments shall be due in any country after the Royalty Term has expired in such country. Where royalties are no longer due in accordance with the foregoing in respect of any Product in any country, the Commercial Licences granted to Merrimack under this Agreement shall become perpetual, irrevocable, fully paid up and royalty free in respect of such Product in such country.

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3.2	Mechanism of Payment. The payments due to Selexis under this Agreement shall be made by wire transfer or electronic fund transfer (at Merrimack’s discretion) to the credit and account of Selexis as follows:

Bank Name:	[*] [*] [*]

Account:	[*] [*] [*] [*]

To:	Selexis S.A. 18, ch. Des Aulx 1228 Plan-les-Ouates Geneva, Switzerland

3.3	Payment Terms. Except as otherwise provided in Section 3.1:1 or 3.1.3, Merrimack shall make payments due to Selexis under this Agreement at the latest [*] ([*]) business days after receipt of invoice except where such fees are due from a Merrimack licensee, in which case Merrimack shall have [*] ([*]) days after receipt of invoice to make such payments. All such fees and payments are exclusive of any applicable Taxes, except as otherwise provided in Section 3.5.

CONFIDENTIAL

3.4	Records. Merrimack and its Affiliates shall keep (and Merrimack shall use its best endeavours to procure that its sub-licensees shall keep and make available to Merrimack) true accounts of Net Sales of Licensed Products and Merrimack shall deliver to Selexis at the same time as the payments due under Section 3.1.3. a written account, including quantities of Net Sales of each such Licensed Product, broken down on a country-by-country basis in respect of those payments. Selexis is entitled to have such accounts for the [*] most recently completed Calendar Years audited by a reputable international independent accounting firm of its choice. Such independent accounting firm shall be bound by confidentiality terms at least as restrictive as the terms of Section 8 of this Agreement and shall be authorized to disclose to Selexis only the results of its audit. Merrimack shall provide access to all information reasonably requested by such independent accounting firm. The cost of any audit shall be borne by Selexis unless the audit shows that Merrimack underpaid Selexis by more than 3% of the amounts due in any Calendar Year in which case the cost of the audit shall be borne by Merrimack.

3.5	Taxes.

3.5.1	All Taxes levied on account of any payment made by Merrimack to Selexis pursuant to this Agreement (other than withholding taxes (which shall be paid as set forth in Section 3.5.2), taxes on income, gains or profits levied against Selexis by any competent Swiss tax authority) will be the responsibility of and shall be paid by Merrimack. Any VAT applicable to payments made by Merrimack to Selexis pursuant to this Agreement shall be payable by Merrimack upon receipt of a valid VAT invoice.

3.5.2	Withholding by Merrimack

(a)	In the event laws or regulations require withholding of Taxes from payments hereunder, such Taxes will be withheld from the applicable payments to Selexis hereunder and remitted by Merrimack to the appropriate tax authority. Merrimack will furnish Selexis with proof of payment of such Taxes. In the event that documentation is necessary in order for Selexis to secure an exemption from or a reduction in any withholding of Taxes, Selexis shall provide such documentation in a timely manner to Merrimack.

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(b)	Merrimack’s Right of Offset. In the event that the governing tax authority retroactively determines that a payment made to Selexis pursuant to this Agreement should have been subject to withholding (or to additional withholding) for Taxes, Merrimack will have the right to offset such amount (including any interest and penalties that may be imposed thereon) against future payment obligations of Merrimack under this Agreement; provided however, that if no further payments or insufficient further payments are available against which offset may be pursued, Selexis shall promptly (and in any event within [*] ([*]) days after Merrimack’s request for reimbursement) reimburse Merrimack any portion of such amount that Merrimack is unable to offset. Notwithstanding the above, Selexis shall have no liability for interest or penalties imposed as a result of Merrimack’s failure to withhold Taxes if such failure was due to Merrimack’s negligence.

3.6	Single Royalty and Milestone. Nothing shall oblige Merrimack or its sublicensees to pay or cause to be paid to Selexis more than one royalty on any unit of Product, irrespective of how many Selexis Patent Rights may cover such Product. Each milestone described in Section 3.1.2 shall be payable only once in relation to each Licensed Product, irrespective of the number of Products which incorporate that Licensed Product and undergo the events described in Section 3.1.2 (a) - (d). For example, if two different Products each contain the same active ingredient (or active ingredients that are materially the same for therapeutic purposes - e.g., an antibody and a fragment of the same antibody shall be considered to be materially the same active ingredient for therapeutic purposes) that constitutes a Licensed Product, then the milestones payments set forth in Section 3.1.2 shall each be payable no more than once with respect to such Products, even though such Products may be in different dosages, formulated differently or delivered differently.

4.            Intellectual Property

4.1	Ownership. Each Party shall retain the entire right and title in and to its Inventions and Know-How which exists on the Effective Date of this Agreement or which is thereafter developed independently of the performance of this Agreement.

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4.2	Each Party represents that it has valid and sufficient arrangements and agreements with its directors, officers and employees (which term shall include agents, consultants and subcontractors) such that ownership of intellectual property rights in and to any Inventions made by its directors, officers and employees vests in the employer.

4.3	Any Invention developed solely by Merrimack shall be Merrimack’s sole property and any Invention developed solely by Selexis shall be Selexis’ sole property. Selexis shall during the Term pay all renewal fees and do all such acts and things as may be necessary to maintain and keep on foot the Selexis Patent Rights.

4.4	Any Invention developed jointly by the Parties, but which represents an expansion or extension of the Patent Rights or Know-How of Selexis only, shall be owned solely by Selexis.

4.5	Any Invention developed jointly by the Parties, but which represents an expansion or extension of the Patent Rights or Know-How of Merrimack only, shall be owned solely by Merrimack.

4.6	Any Invention developed jointly by the Parties, which is not owned solely by one Party or the other in accordance with this Agreement, shall be owned jointly by Merrimack and Selexis and shall be handled as follows:

4.6.1	If both Parties agree to file an- application for a patent in respect of any such Invention (a “Joint Patent”) then the Parties shall share equally the filing and prosecution costs related to such applications, the maintenance costs and the costs of defending any resulting patent from attack, and the ownership and control of any Joint Patent (or other form of intellectual property protection) issuing thereon shall vest equally with Merrimack and Selexis with each Party having the right to use and sublicense the Invention provided that a fair and reasonable share of net revenues, as agreed between the Parties acting in good faith, received by such Party as a result of such use or sublicense shall be payable to the other Party.

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4.6.2	If one Party is unwilling to pay for costs of obtaining, maintaining or defending a Joint Patent, such Party shall assign all its rights in and to such Invention (including its rights in any Joint Patent, its right to a share in revenues received in relation to such Invention and its rights to use and sublicense the use of the Invention) to the Party willing to pay those costs, whereupon it shall cease to be deemed a Joint Patent. The Party declining to share such payment shall, at the reasonable cost of the other Party, render to the other Party such assistance, do such acts and execute such documents as might reasonably be required to give that Party the full benefit of this Section 4.6.

4.6.3	Each Party shall promptly notify the other Party of any infringement of any Joint Patent which comes to its attention and the parties shall consult in good faith with a view to agreeing on a joint response to such infringement, including any proceedings against any infringer. In the event that the Parties agree to respond jointly to the infringement, the Parties shall, unless otherwise agreed in writing, share equally all costs associated therewith and any damages or account of profits awarded to the Parties or settlement sum negotiated by the Parties. Where one Party alone (the “Responding Party’’) wishes to take such proceedings, the other Party shall provide all reasonable co-operation including but not limited to allowing (and doing all things reasonably necessary to allow) the other Party to prosecute those proceedings in their joint names, provided that (i) the Responding Party shall be responsible for the entire cost of any such legal proceedings and shall indemnify the other Party with regard to all costs, expenses, damages or account of profits awarded against the other Party as a result of the other Party’s name being used in any proceedings, but the Responding Party shall be entitled to all costs, damages, or account of profits that may be obtained or awarded; (ii) the Responding Party shall not make any admissions, or consent to the making of any order by any court, regarding the scope, validity or enforceability of the Joint Patent without the prior, written consent of the other Party; and (iii) the Responding Party shall keep the other Party_informed with regards to any steps taken in response to an infringement and shall consult the other Party over proposed future steps that are likely to have a material effect on the conduct of any legal action.

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4.7	Each of the Parties hereto will promptly notify the other of any Invention arising in connection with this Agreement provided that Merrimack is only obliged to notify Selexis of such Inventions to the extent they relate to the Selexis Technology.

4.8	In the event Selexis possesses, acquires, creates or is licensed any improvements to the Selexis Technology, subject to any bona fide obligations owed by Selexis to third parties (in respect of which Selexis has notified Merrimack prior to the Effective Date), Selexis shall promptly notify Merrimack of such improvements and such improvements shall automatically be included in the Selexis Patent Rights and/or the Selexis Know-How and thereby licensed at no extra cost to Merrimack in accordance with this Agreement. At a minimum, Selexis will provide Merrimack with an annual report at the end of each calendar year ending during the term of this Agreement summarizing all improvements developed during the year.

4.9	Third Party Patent Rights. Selexis covenants that if Selexis becomes aware that Merrimack’s exploitation of its rights hereunder would, or would allegedly, infringe any Third Party proprietary rights, Selexis shall use its best efforts to resolve such infringement at Selexis’ cost to ensure Merrimack’s freedom to continue to use the licenses pursuant to this Agreement, including using its best efforts to obtain a license from the Third Party owner of the proprietary rights which entitles Selexis to continue to grant the rights to Merrimack as mentioned herein. Should such efforts not be successful, Selexis shall inform Merrimack in writing and thereafter either Party may terminate this Agreement with immediate effect, save that Selexis shall not have such right to the extent that Merrimack agrees to waive any liability Selexis would otherwise have to Merrimack hereunder in respect of the infringement of the Third Party proprietary right in question; provided that, notwithstanding any such waiver of liability, Merrimack shall be entitled to offset any and all Losses, including without limitation litigation costs and expenses, amounts paid in settlement and license fees, milestone payments and royalties, paid by Merrimack, or any of its Affiliates or sublicensees, and arising from such infringement of Third Party proprietary rights, against any amounts otherwise payable by Merrimack, its Affiliates or sublicensees to Selexis hereunder. For the avoidance of doubt, the right of offset set forth in the immediately preceding sentence shall not entitle Merrimack to any refund of amounts previously paid to Selexis or amounts accrued and payable to Selexis up to the date of receipt of the aforementioned waiver.

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4.10	Enforcement of Selexis Patent Rights. If during the Term, either Party becomes aware of any infringement or potential infringement of the Selexis Technology it shall promptly notify the other Party in writing and the Parties shall consult with each other to decide the best way to respond to such infringement or misuse. Selexis covenants that if Selexis becomes aware of an infringement of the Selexis Patent Rights by Third Parties in the Licensed Field of Use, Selexis shall use its best efforts to prevent or enjoin such infringement. In the event Selexis is unable or unwilling to sue the alleged infringer within (i) [*] ([*]) days of the date of notice of such infringement, or (ii) [*] ([*]) days before the time limit, if any, set forth in the applicable laws in regulations for the filing of such actions, whichever comes first, then Merrimack may, but shall not be required to take such action as Merrimack may deem appropriate to prevent or enjoin the alleged infringement or threatened infringement of Selexis Patent Rights. In such event, Merrimack shall act at its own expense, and Selexis shall cooperate reasonably with Merrimack at the expense of Merrimack, and Selexis agrees to be named as a nominal Party. In the event of such action by Merrimack, any recovery obtained shall be paid to Merrimack.

4.11	Merrimack Intellectual Property. Subject to Section 4.6, Merrimack shall retain all right, title and interest in (and the unrestricted right to use) any and all information, data, results, Know-How, products and the like, whether patentable or not, arising out of the conduct of the licenses granted hereunder and all intellectual property appurtenant thereto, including without limitation the Product composition or sequence and any related intellectual property. Merrimack shall have the unrestricted right to publish or otherwise disclose the results and data obtained by the practice of the Selexis Technology provided such disclosure does not include the Confidential Information of Selexis. The name of Selexis shall be given proper recognition in such publication(s) as scientifically appropriate.

4.12	Further assurance. Each Party agrees to execute and do all things at the cost of the other Party (if not specifically agreed otherwise) as the other Party may reasonably require to give that other Party the full benefit of the provisions of this Section 4.

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5.            Representations, Warranties, and Covenants

5.1	Corporate Power. Each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the state (or country or other jurisdiction, as the context requires) of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

5.2	Due Authorization. Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate actions.

5.3	Binding Agreement. Each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles and public policy.

5.4	No Conflicts. Each Party hereby represents and warrants that the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or-by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

5.5	Additional Warranties by Selexis. Selexis hereby warrants, represents and covenants to Merrimack that:

5.5.1	As of the Effective Date, to the best of its knowledge, there are no Third Party intellectual property rights that may be asserted against Merrimack claiming that the use by Merrimack of the Selexis Technology under this Agreement constitutes an infringement thereof;

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5.5.2	As of the Effective Date, there is no pending litigation which alleges that the use of Selexis Technology has infringed or misappropriated any of the intellectual property rights of any Third Party, and Selexis has not received any claim that the use of Selexis Technology infringes on any intellectual property rights of a Third Party or a request or demand from any Third Party for the licensing of any intellectual property rights of such party in connection with the practice of the Selexis Technology;

5.5.3	Selexis is the owner of or controls the Selexis Technology, and has the right to grant Merrimack the rights granted Merrimack under this Agreement, and will not during the Term grant any rights to any Third Party that would adversely affect Merrimack’s rights granted under this Agreement;

5.5.4	The Selexis Technology is free and clear of any encumbrance, lien, mortgage, charge, restriction or to its best knowledge liability of any kind whatsoever, whether equitable or legal, that would conflict with or impair the rights granted to Merrimack under this Agreement;

5.5.5	As of the Effective Date, none of the Selexis Patent Rights are involved in any interference or opposition proceeding, and Selexis has not received any request, demand or notice from any Third Party threatening or disclosing such a proceeding with respect to any of the Selexis Patent Rights; and

5.5.6	As of the Effective Date, Selexis has not received any statement or assertion that (i) any claim in any of the Selexis Patent Rights is, or may be or become rendered, invalid or unenforceable, (ii) any Third Party is aware of any basis as to the future potential invalidity or unenforceability of any claim of any of the Selexis Patent Rights, or (iii) the Selexis Patent Rights do not list all required inventors.

5.5.7	Any replacement Selexis Materials shall be free of mycoplasma or other pathogenic contamination.

5.6	Notification. Selexis shall notify Merrimack promptly during the Term, if:

5.6.1	Selexis Patent Rights become involved in any interference or opposition proceeding, or Selexis receives any request, demand or notice from any Third Party threatening or disclosing such a proceeding with respect to any of the Selexis Patent Rights; or

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5.6.2	Selexis receives any statement or assertion that (i) any claim in any of the Selexis Patent Rights is, or may be or become rendered, invalid or unenforceable, (ii) any Third Party is aware of any basis as to the future potential invalidity or unenforceability of any claim of any of the Selexis Patent Rights,-or (iii) the Selexis Patent Rights do not list all required inventors.

5.7	Disclaimer of Warranties by Selexis. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELEXIS DOES NOT .MAKE ANY REPRESENTATION OR WARRANTY TO Merrimack OF ANY NATURE, EXPRESS OR IMPLIED, THAT THE SELEXIS TECHNOLOGY WILL BE USEFUL FOR, OR ACHIEVE ANY PARTICULAR RESULTS AS A RESULT OF ANY USE BY Merrimack OF THE SELEXIS TECHNOLOGY PURSUANT TO ANY LICENSE GRANTED TO Merrimack UNDER THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELEXIS SPECIFICALLY DISCLAIMS ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

6.            Indemnification

6.1	Indemnification by Selexis. During the Term and thereafter, Selexis hereby agrees to save, defend and hold Merrimack, its Affiliates, and their respective officers, directors, employees, consultants and agents harmless from and against any and all liability, damage, loss or expense (collectively, “Losses”) claimed by a Third Party resulting from the breach of any representation, warranty or covenant in this Agreement by Selexis, except to the extent that such Losses result from the gross negligence or intentional misconduct of Merrimack, its Affiliates, and their respective officers, directors, employees, consultants and agents; provided however that, if such Losses result from the negligence or gross negligence of Selexis, but not from any breach of any representation or warranty and not from intentional misconduct of Selexis, its Affiliates, or any of their respective officers, directors, employees, consultants and agents, Selexis shall not be responsible for such Losses in excess of the aggregate amount paid by Merrimack to Selexis under this Agreement. In the event Merrimack seeks indemnification under this Section 6.1, Merrimack shall inform Selexis of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Selexis to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at Selexis’ expense) in the defense of the claim but provided always that Selexis may not settle any such claim or otherwise consent to an adverse judgment or order in any relevant action or other proceeding or make any admission as to liability or fault without the express written permission of Merrimack.

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6.2	Indemnification by Merrimack. During the Term and thereafter, Merrimack hereby agrees to save, defend and hold Selexis and its officers, directors, employees, consultants and agents harmless from and against any and all Losses claimed by a Third Party resulting from personal injury or damage to property caused by any Licensed Products, except to the extent that Merrimack is indemnified by Selexis in respect of those Losses pursuant to Section 6.1 or that such Losses result from the gross negligence or intentional misconduct of Selexis. In the event Selexis seeks indemnification under this Section 6.2, Selexis shall inform Merrimack of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Merrimack to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at Merrimack’s expense) in the defense of the claim.

6.3	Insurance. Merrimack shall obtain and maintain during the Term and for [*] ([*]) years thereafter product liability insurance in respect of any Products with a reputable and solvent insurance provider in a commercially adequate amount. Such liability insurance shall insure against all mandatory liability including liability for personal injury, physical injury and property damage. Merrimack shall provide Selexis with written proof of the existence of such insurance upon request.

7.            Term and Termination

7.1	Term. This Agreement shall enter into effect on the Effective Date. Unless earlier terminated pursuant to Sections 7.2, 7.3 or 7.4 of this Agreement shall remain in full force and effect until expiration of the last to-expire of the Selexis Patent Rights (such period, the “Term”).

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7.2	Termination for Default. In addition to any other remedies which may be available at law or equity, in the event of any material breach of this Agreement by a Party (“Default”), the Party not in default (“Non Defaulting Party”) shall have the right to give the other Party (“Defaulting Party”) written notice thereof (“Notice of Default”), which notice must state the nature of the Default in reasonable detail and request that the Defaulting Party cure such Default within [*] ([*]) days. If such Default is not cured within the period set forth herein after receipt of a Notice of Default by the Defaulting Party or if such Default is not capable of being cured, then the Non-Defaulting Party, at its option, may terminate this Agreement by written notice effective upon receipt. Notwithstanding the foregoing, if the Defaulting Party notifies the Non-Defaulting Party that the Defaulting Party disputes the existence of the Default prior to the expiration of the foregoing cure period, and if such dispute is made in good faith, the running of such cure period shall be tolled until the earlier of such time-as such dispute is finally resolved in accordance with Sections 9.4 and 9.8 or until such time as the Defaulting Party ceases to dispute such Default in good faith; provided that during the pendency-of any such bona fide dispute, the Defaulting Party continues to perform its undisputed obligations hereunder, including without limitation the payment of all undisputed amounts owed by the Defaulting Party.

7.3	Termination for Bankruptcy. In the event Merrimack shall become insolvent or make any arrangement with its creditors or has a receiver or administration appointed to the whole or any part of its assets or if an order shall be made or a resolution passed for its winding up unless such order or resolution is part of a scheme for its amalgamation or reconstruction, Selexis shall have the right to serve immediate notice of termination of this Agreement effective upon receipt; provided that Selexis shall not have such right of termination if, notwithstanding such insolvency, arrangement, appointment, order or resolution, Merrimack continues to perform its obligations under this Agreement.

7.4	Termination by Merrimack. Merrimack may terminate this Agreement at any time by giving sixty (60) days written notice to Selexis.

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7.5	Effects of Expiration or Termination.

7.5.1	Termination of Licenses. In the event of a termination of this Agreement by Merrimack pursuant to Section 7.2 or 7.4 or by Selexis pursuant to Section 7.2 or 7.3, the rights and licenses granted under this Agreement shall terminate other than those licenses which have become perpetual as described in Section 3.1.3; provided that, in the event of a termination by Selexis pursuant to Section 7.2 or 7.3, if Merrimack has granted a sublicense prior to such termination and such termination is not the result of a Default caused by the sublicensee’s breach of the sublicense agreement, such sublicensee shall have the right to retain its sublicense (which sublicense shall survive as a direct license from Selexis notwithstanding the termination of this Agreement); provided further that, in the event of any such sublicense survival, the sublicensee shall be obligated to pay Selexis all amounts payable under Section 3 of this Agreement based on such sublicensee’s development and commercialization of Products.

7.5.2	Selexis Confidential Information. Upon termination of this Agreement Merrimack shall dispose of all tangible embodiments, including Selexis Materials, and render inaccessible or useless all electronic embodiments, of Selexis Confidential Information provided to Merrimack by Selexis hereunder, except that Merrimack may retain one (1) copy thereof for legal archival purposes.

7.5.3	Merrimack Confidential Information. Upon any expiration or termination of this Agreement, Selexis shall dispose of all tangible embodiments, and render “inaccessible or useless all electronic embodiments, of Merrimack Confidential Information provided to Selexis by Merrimack hereunder, except that Selexis may retain one (1) copy thereof for legal archival purposes.

7.5.4	Accrued Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or liability accruing prior to such expiration or termination and all ancillary provisions necessary for the implementation of this Section 7.5.5 shall survive termination.

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7.5.5	Survival. Sections 3.1.3, 3.4, 4, 6, 7, 8 and 9 shall survive termination or expiration of this Agreement.

8.            Confidentiality

8.1	Nondisclosure. During the Term; and for a period of five (5) years thereafter, each Party will maintain all Confidential Information of the other Party as confidential and will not disclose any Confidential Information to any Third Party except to its Affiliates, sublicensees, employees, agents, consultants and other representatives, who have a need to know such Confidential Information and who are bound by obligations of confidentiality at least as restrictive as set forth herein. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its Affiliates, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information.

8.2	Exceptions. Confidential Information shall not include any information that the receiving Party can prove by competent evidence is:

8.2.1	now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

8.2.2	known by the receiving Party at the time of receiving such information, as evidenced by its records;

8.2.3	hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

8.2.4	independently developed by the receiving Party without the aid, application or use of Confidential Information; or

8.2.5	the subject of a written permission to disclose provided by the providing Party.

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8.3	Authorized Disclosures. Each Party shall be permitted to disclose Confidential Information of the other Party:

8.3.1	to the extent that, such Confidential Information is required to be disclosed to comply with applicable laws or regulations (such as pursuant to securities law disclosure rules or disclosure rules of the United States Securities and Exchange Commission or any stock exchange or to comply with the request or order of any applicable Regulatory Authority, whether or not having the force of law) or with a court or administrative order; provided however, that such Party shall first have given written notice of such required disclosure to the other Party, shall make reasonable efforts to narrow the scope of Confidential Information of the other Party required to be disclosed, and shall take reasonable steps to allow the other Party at its own expense to seek a protective order to protect the confidentiality of the Confidential Information required to be disclosed;

8.3.2	to establish rights or enforce obligations under this Agreement, but only to the extent such disclosure is necessary and provided that such Party seeks confidential treatment of the Confidential Information to be disclosed; or

8.3.3	to the disclosing Party’s investors, acquirors, lenders and collaborators, and potential acquirors, lenders and collaborators, under obligations of confidentiality and non-use no less restrictive than those set forth in this Section 8.

9.            Miscellaneous

9.1	Assignment. Neither this Agreement nor any interest hereunder shall be assignable by either Party without the prior written consent of the other Party; provided, that either Party may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an entity which acquires all or substantially all of the business or assets of such Party (or the business or assets to which this Agreement pertains) whether by merger, consolidation, reorganization, acquisition, sale, license or otherwise; and Merrimack may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an Affiliate if Merrimack remains liable and responsible for the performance and observance of all of the Affiliate’s duties and obligations hereunder, and provided that such Affiliate is not a Contract Manufacturing Organization. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 9.1 shall be null and void.

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9.2	Compliance with Governmental Obligations. Each Party shall comply, upon reasonable notice from the other Party, with all governmental requests directed to either Party and provide all information and assistance necessary to comply with the governmental requests.

9.3	Counterparts. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles.

9.4	Dispute Resolution. The Parties agree that in the event of a dispute between them arising from, concerning or in any way relating to this Agreement, the Parties shall undertake good faith efforts to resolve any such dispute in good faith with the matter being referred at the request of either Party to the general counsel for each Party and, if remaining unresolved after [*] ([*]) days, then to the chief executive officers of each Party (or their designees). If after [*] ([*]) days of the matter first being referred to the general counsel the Parties are unable to resolve such dispute, either Party may submit such matter to binding arbitration pursuant to Section 9.8 of this Agreement.

9.5	Entire Agreement. This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof; constitutes and contains the complete, final, and exclusive understanding and agreement of the Parties with respect to the subject matter hereof; and cancels, supersedes and terminates all prior agreements and understanding between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations conditions or understandings, whether oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

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9.6	Force Majeure. Neither Party shall be liable to the other for loss or damages for any default or delay attributable to any Force Majeure, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled, provided, however, that such affected Party commences and continues to take reasonable and diligent actions to cure such cause; and provided further that if any Force Majeure delays or prevents the performance of the obligations of either party for a continuous period in excess of six months, the party not so affected shall then be entitled to give notice to the affected party to terminate this Agreement, specifying the date (which shall not be less than 30 days after the date on which the notice is given) on which termination will take effect. Such a termination notice shall be irrevocable, except with the consent of both parties, and upon termination the provisions of Section 7.5 shall apply.

9.7	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

9.8	Governing Law and Arbitration. This Agreement shall be governed by and interpreted in accordance with the substantive laws of Germany. Any dispute, controversy or claim arising out of or relating to this Agreement, or to a breach thereof, including its interpretation, performance or termination, shall be submitted to and finally resolved by binding arbitration. The arbitration shall be conducted by a single arbitrator in accordance with the arbitration rules of the International Chamber of Commerce, which shall administer the arbitration and act as appointing authority. The arbitration, including the rendering of the award, shall take place in London, England, and shall be the exclusive forum for resolving such dispute, controversy or claim. Notwithstanding the foregoing, either party may seek interim relief or bring action(s) in aid of arbitration in any court of competent jurisdiction.

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9.9	Independent Contractors. The relationship between Selexis and Merrimack created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other Party except as expressly set forth in this Agreement.

9.10	Interpretation of Agreement. Article and other descriptive headings used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

9.11	License Obligations. Nothing in this Agreement imposes any obligation upon a Party to enter into any other license or agreement with the other Party.

9.12	Non-Disclosure. Except as otherwise required by law or regulation, and only after compliance with this Section 9.12, neither Party shall issue a press release or make any other public disclosure of the existence of or the terms of this Agreement, or otherwise use the name or trademarks or products of the other Party or the names of any employee thereof, without the prior approval of such press release or disclosure by the other Party. However if, in the reasonable opinion of such Party’s counsel, a public disclosure shall be required by law, regulation, or court order, including without limitation in a filing with the United States Securities and Exchange Commission, the United States Food and Drug Administration, the European Medicines Agency or any similar governmental or regulatory agency in any country of the Territory, the disclosing Party shall use reasonable efforts to provide a copy of the disclosure reasonably in advance of such filing or other disclosure for the non-disclosing Party’s prior review and comment, and the non-disclosing Party shall provide its comments as soon as practicable. No disclosure permitted by this Section 9.12 shall contain any Confidential Information of the other Party unless otherwise permitted in accordance with Section 8 herein.

9.13	Notices. All notices and other communications required by this Agreement shall be in writing in the English language and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

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If to Merrimack, addressed to:

Merrimack Pharmaceuticals One Kendall Square Building 700, 2nd Floor Cambridge, MA USA 02139 Attention: Vice President, Business Development

With a copy to:

WilmerHale 60 State Street Boston, MA 02109 USA Attention: Steven D. Barrett, Esq.

If to Selexis, addressed to:

Selexis, S.A. 18 Chemin des Aulx 1228 Plan-les-Ouates Geneva, Switzerland Attention: Accountant, Patricia Ghommidh

With a copy to:

CEO, Igor Fisch, Ph.D. Facsimile: +41 22 308-9361

or to such addresses or addresses as the Parties hereto may designate for such purposes during the Term. Notices shall be deemed to have been sufficiently given or made: (i) if by facsimile with confirmed transmission, when performed, and (ii) if by air courier upon receipt by the Party.

9.14	Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Merrimack and Selexis (and their permitted successors and assigns) and nothing in this Agreement (express or implied) is intended to or shall confer upon any Third Party any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

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9.15	Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

9.16	Use of Name. No right, express or implied, is granted to either Party by this Agreement to use in any manner any trademark or trade name of the other Party including the names “Merrimack” and “Selexis” without the prior written consent of the owning Party.

9.17	Waiver. The failure on the part of a Party to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times hereafter.

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In Witness Whereof, the Parties, having read the terms of this Agreement and intending to be legally bound hereby, do hereby execute this Agreement.

SELEXIS S.A.

By:	/s/ Igor Fisch	By:	/s/ Pierre-Alain Girod
Name:	Dr Igor Fisch	Name:	Pierre-Alain Girod
Title:	CEO	Title:	Duly Authorized-CSO
Date:	6th June 2008	Date:	6th June 2008

MERRIMACK

By:	/s/ Edward J. Stewart	By:	/s/ Lisa A. Evren
Name:	Edward J. Stewart	Name:	Lisa A. Evren
Title:	Vice President, Business Development	Title:	SVP & CFO
Date:	5/23/08	Date:	5/23/08

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EXHIBIT 1

SELEXIS PATENT RIGHTS

Patent 1.

Title	[*]

Priority date	[*]

Priority ID	[*]

Publication ID	[*]

Geographies	[*]

Status	[*]

Content	[*]

Comments	[*]

Patent 2.

Title	[*]

Priority date	[*]

Priority ID	[*]

Publication ID	[*]

Geographies	[*]

Status	[*]

Content	[*]

Comments	[*]

AMENDMENT NO. 1 TO

NON-EXCLUSIVE PATENT LICENSE AGREEMENT

This Amendment No.  1 (this “Amendment”) to the Non-exclusive Patent License Agreement dated as of April 26, 2006 (the “Agreement”) by and between Merrimack Pharmaceuticals, Inc. (“Merrimack”) and Selexis, S.A. (“Selexis”), is entered into by Merrimack and Selexis as of January 8, 2010 (the “Amendment Effective Date”). Capitalized terms not otherwise defined herein shall have the meaning given to them under the-Agreement.

WHEREAS, Merrimack wishes to extend the term of the Agreement.

WHEREAS, Selexis accepts an extension of the term of the Agreement, upon the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Merrimack and Selexis hereby agree to the following:

1.            Term Extensions. The parties hereto acknowledge and agree that the current Term of the Agreement, as extended, expires on April 26, 2010. Notwithstanding anything in Section 7.1.2 of the Agreement to the contrary, the first paragraph of Section 7.1.2 is hereby superseded and replaced by the following:

“Merrimack shall have the continuing option to extend the Term of the Agreement and the R&D licenses granted hereunder for up to ten (10) additional one (1) year extension periods, commencing with the current one (1) year extension period which expires on April 26, 2010, in return for an annual non-refundable payment in the following amounts, payable within [*] ([*]) days of each anniversary of the Effective Date:

(a)	For Extension Year 1 and Year 2: [*] shall be payable by Merrimack (retroactively or otherwise) to extend the Term for the current one-year extension period which expires on April 26, 2010 (Extention Year 1) or for the one-year extension period commencing on April 27, 2010 and expiring on April 26, 2011 (Extension Year 2);

(b)	For Extension Year 3: [*] Euros (€[*]);

(c)	For Extension Year 4: [*] Euros (€[*]);

(d)	For Extension Year 5: [*] (€[*]); and

(e)	For Each of the Extension Years 6 through 10: [*] Euros (€[*]).”

2.           Entire Agreement. The Agreement, as amended by this Amendment, contain the entire agreement among the parties with respect to the subject matter hereof and amend, restate and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

3.            Ratification. The Agreement, as amended by this Amendment, is hereby ratified and confirmed and remains in full force and effect.

4.            Counterparts. This Amendment may be executed in any number of counterparts, each of which need not contain the signature of more than one party hereto but all such counterparts taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles.

* * * * *

2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Effective Date.

SELEXIS, S.A.

By:	/s/ Igor Fisch	By:	/s/ Regine Brokamp
	Name: Igor Fisch		Name: Regine Brokamp
	Title: CEO		Title: COO

MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Edward J. Stewart
Name: Edward J. Stewart
Title: SVP, Bus. Dev.

3

AMENDMENT TO
NON-EXCLUSIVE PATENT LICENSE AGREEMENT,
COMMERCIAL LICENSE AGREEMENT
AND
NON-EXCLUSIVE LICENSE AGREEMENT

This Amendment (this “Amendment”) is made and entered into as of the latest dated signature on the signature page hereto by and between Selexis, S.A. (“Selexis”) and Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

WHEREAS, Selexis and the Company are parties to the following agreements: (i) Non Exclusive Patent License Agreement, dated April 26, 2006, as amended January 8, 2010 (the “Research License”); (ii) Commercial License Agreement, dated June 6, 2008 (the “Commercial License”); and (iii) Non-Exclusive License Agreement, dated January__, 2010 (the “CHO License”, and together with the Research License and Commercial License, collectively the “Original Agreements”); and

WHEREAS, Selexis and the Company desire to narrow the scope of improvements to Merrimack Technology (as defined in the CHO License) that Selexis is obligated to license to the Company, in exchange for which the milestones and royalties set forth in the Commercial License and the Research License will be reduced for the next two Company products which require a commercial license from Selexis (pursuant to the Research License and Commercial License).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Amendment to CHO License. The first sentence of Section 3 of the CHO License is hereby deleted and replaced with the following:

Selexis hereby grants to Merrimack a fully paid-up, royalty-free, worldwide, perpetual, nonexclusive license, without the right to sublicense (except as set forth below), under Selexis' rights to any modifications or derivatives of or improvements to any know-how disclosed by Merrimack to Selexis directly relating to [*], made by or on behalf of Selexis (“Improvements solely (a) for Merrimack's own internal use and (b) to use such Improvements to develop, make, have made, use, offer for sale, sell, import and otherwise exploit Products (as defined in the Commercial License).”

2.            Amendment to Research License and Commercial License. Appendix B to the Research License and Section 3.1 of the Commercial License are each revised as follows:

2.1            Appendix B to Research License. The following shall be inserted at the end of Appendix B:

Notwithstanding the foregoing, all Milestones and Royalties otherwise due (including the minimum amount of royalty) shall each be [*] (a) [*] ([*] %) for the first commercial license entered into after November l, 2014, and (b) [*] ([*] %) for the second commercial license entered into after November l, 2014.

2.2            Commercial License. The following shall be inserted as Section 3.1.4:

3.1.4 Payment Discount. Notwithstanding Sections 3.1.2 and 3.1.3 above, all milestones otherwise due under Section 3.1.2 and all royalties otherwise due under Section 3.1.3 shall each be [*] (a) [*] ([*] %) for the first commercial license entered into after November 1, 2014, and (b) [*] ([*] %) for the second commercial license entered into after November 1, 2014.

3.      Miscellaneous. Except as provided herein, each of the Original Agreements shall remain unchanged and in full force and effect. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the dates set forth below.

MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Brian Kickham
Name: Brian Kickham
Title: Corporate Counsel Date: December 10, 2014

SELEXIS, S.A.

By:	/s/ Igor Fisch	By:	/s/ Regine Brokamp
	Name: Igor Fisch		Name: Regine Brokamp
	Title: CEO Date: November 24, 2014		Title: COO Date: November 24, 2014

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